UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2011

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	333-164517	14-1820954
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1112 Weston Road, Unit 278

Weston, Florida 33326

(Address of principal executive offices)

(847) 386-1384

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2012, the board of directors (the “Board”) of American Scientific Resources, Inc. (the “Company”) appointed Austin Kazinetz to serve as a member of the Board until the next annual stockholders’ meeting.

Mr. Kazinetz, 55, has served as the Chief Executive Officer of Mortgage Superstore, Inc. since November 2002, as the Chief Executive Officer of Bankers Title Company since June 1991, as the Chief Executive Officer of Group Service Organization since 2005 and as a real estate sales person for Harvard Realty and Investments since 1994. Mr. Kazinetz earned his Bachelor of Science degree in Accounting and Finance from the University of Florida and attended the MBA program at Harvard Business School. The Company believes that Mr. Kazinetz’s business experience, his management expertise and network of contacts will help the Company develop its business strategies and thus he will be a valuable addition to the Board.

There is no family relationship between Mr. Kazinetz and any of the Company’s directors or officers.

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 8.01 Other Events.

The Company is authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share. As of September 30, 2011, it had 20,770,452 shares of common stock issued and outstanding. Between October 1, 2011 and February 15, 2012, the Company issued an aggregate of 157,040,829 shares of common stock to certain investors in connection with the conversion of $457,761 of convertible note principal. Mainly because of these conversions, the Company’s issued and outstanding common stock as of February 15, 2012 was 175,018,052 shares. The outstanding principal balance remaining on the convertible notes as of February 15, 2012 was $558,832. If the convertible note holders would convert the remaining principal balances at February 15, 2012 in their entirety at the conversion rates in effect on February 15, 2012, the Company expects that it would need to issue approximately 302,000,000 additional shares of common stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Scientific Resources, Incorporated

Date: February 21, 2012	By:	/s/ Robert T. Faber
Name: Robert T. Faber
Title: President and Chief Executive Officer

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